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                                                                   Exhibit 10.38

                             SECURED PROMISSORY NOTE

$2,500,000.00                                         Dated:  September 27, 2001

FOR VALUE RECEIVED, the undersigned, ACUSPHERE, INC., a Delaware corporation ("Borrower"), HEREBY PROMISES TO PAY to the order of VENTURE LENDING & LEASING III, INC. ("Lender") the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan made to Borrower by Lender pursuant to the Venture Loan and Security Agreement referred to below (the "Loan Agreement"), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is fifteen percent (15%) per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the Funding Date. Commencing on November 1, 2001, and continuing on the first day of each month thereafter (each, a "Payment Date"), Borrower shall pay to Lender six (6) payments of accrued interest only followed by twenty-four (24) payments of principal in the amount of $104,166.67, plus accrued interest on the then outstanding principal amount.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement, dated as of September 27, 2001, to which Borrower and Lender are parties. The Loan Agreement, among other things,
(a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except in accordance with the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Lenders in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

                                    ACUSPHERE, INC.

                                    By:  /s/ Sherri Oberg
                                       -----------------------------------------

                                    Name: Sherri Oberg
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                                    Title: President and CEO
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